                                                                   EXHIBIT 99.12

                           GARDNER, CARTON & DOUGLAS
                            SUITE 3400-QUAKER TOWER
                            321 NORTH CLARK STREET
                         CHICAGO, ILLINOIS 60610-4795
                                (312) 644-3000
                          TELECOPIER: (312) 644-3381


                                October 15, 1997


Prudential Jennison Series Fund, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102-4077

Prudential Dryden Fund
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102-4077

     Re: Reorganization to Convert the Prudential Active Balanced Fund from a Series of a Delaware Business Trust to a Series of a Maryland Corporation
          --------------------------------------------------------------------

Ladies and Gentlemen:

    Pursuant to Section 4.3 of the Agreement and Plan of Conversion and Liquidation dated October 15, 1997, (the "Plan"), you have requested our opinion as to certain federal income tax consequences of the proposed transaction described below ("Reorganization") to convert the Prudential Active Balanced Fund ("Old Fund"), a segregated portfolio of assets ("series") of Prudential Dryden Fund, a Delaware business trust ("Dryden Fund"), to Prudential Jennison Active Balanced Fund ("New Fund"), a series of Prudential Jennison Series Fund, Inc., a Maryland corporation ("Jennison Fund")/1/, pursuant to the Plan.

    In rendering our opinion, we have examined (1) Old Fund's currently effective prospectus and statement of additional information (collectively, "P/SAI"), (2) a substantially final proof of New Fund's preliminary P/SAI to be filed with the Securities and Exchange Commission ("SEC"), (3) a substantially final proof of the Prospectus and Proxy Statement to be furnished in connection with the solicitation of proxies by Dryden Fund's board of trustees for use at a special meeting of Old Fund shareholders to be held on January 15, 1998, ("Proxy"), included in the registration statement on Form N-14 filed with the SEC concurrently with the delivery of this opinion ("Registration Statement"),
(4) the Plan, and (5) such other documents as we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations and warranties

--------------------------------
/1/ Old Fund and New Fund are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and Dryden Fund and Jennison Fund are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."

described below and made in the Plan (as provided in Section 4.3 thereof) (collectively, "Representations"). Capitalized terms used in this letter but not otherwise defined have the meanings given to them in the Plan.


                                     FACTS
                                     -----

     Dryden Fund is a business trust organized under the laws of the State of Delaware; Old Fund is a series thereof. Jennison Fund is a corporation organized under the laws of the State of Maryland; New Fund is a series thereof that will not commence operations until consummation of the Reorganization. Each Investment Company is registered with the SEC as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act").

    New Fund's shares of common stock will be divided into four classes, designated Class A, Class B, Class C and Class Z shares ("New Fund Shares"). Old Fund has outstanding Class A, Class B, Class C and Class Z shares which are identical in their rights to the corresponding classes in the New Fund.

    The Funds' investment objectives and policies are described in the Proxy and their respective P/SAIs. New Fund's investment objective is identical to Old Fund's, and it has identical investment policies to those of Old Fund.

    In considering the Reorganization, each Investment Company's board of trustees/directors (each a "board") made an extensive inquiry into a number of factors (which are described in the Proxy, together with a discussion of the purposes of the Reorganization). Pursuant thereto, each board approved the Plan, subject to approval of Old Fund's shareholders. In doing so, each board, including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company, determined that the Reorganization is in its Fund's best interests and that its Fund's shareholders' interests will not be diluted as a result of the Reorganization.

     The Plan provides in relevant part for the following:

          (1) The acquisition by New Fund of all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Old Fund's books, and other property owned by Old Fund at the Effective Time (i.e., the close of business on the date on which the Reorganization, together with related acts necessary to consummate the same ("Closing"), shall occur, scheduled for January 23, 1998, or such other date or such other time as to which the parties may agree) (collectively, "Assets"), in exchange solely for:

               (a) full and fractional New Fund Shares equal in number to the number of full and fractional Old Fund Shares then outstanding, and

               (b) New Fund's assumption of all of Old Fund's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Plan (collectively, "Liabilities"),

     (2) The constructive distribution of such New Fund Shares to the Shareholders, and

          (3)  The subsequent liquidation of Old Fund./2/

    The distribution described in (2) will be accomplished by transferring the New Fund Shares of each class then credited to Old Fund's account on New Fund's share transfer records to accounts on those records established in the Shareholders' names, with each Shareholder's account being credited with the respective pro rata number of full and fractional (rounded to three decimal places) New Fund Shares of each class due such Shareholder./3/ If the Reorganization is implemented, New Fund will continue Old Fund's business and Old Fund will be terminated as a series of Dryden Fund.


                                REPRESENTATIONS
                                ---------------

     The representations enumerated below have been made to us by appropriate officers of each Investment Company.

     Each of Dryden Fund, on behalf of Old Fund, and Jennison Fund, on behalf of New Fund, has represented and warranted to us as follows:

          1. The fair market value of the New Fund Shares, when received by the Shareholders, will be approximately equal to the fair market value of their Old Fund Shares constructively surrendered in exchange therefor;





-----------------------
/2/ The Old Fund Shares are not, and the New Fund Shares will not be, in certificate form. The Plan provides that, at the time of the Reorganization, each Old Fund Share will, in effect, be converted automatically into a New Fund Share. Accordingly, Old Fund Shareholders will not, nor will it be necessary for them to, make physical delivery of their Old Fund Shares or receive certificates for New Fund Shares pursuant to the Reorganization. Old Fund Shares nevertheless will be treated as having been exchanged for New Fund Shares, and the tax consequences to the Old Fund Shareholders thus will be unaffected by the absence of share certificates. See discussion at V., below.
                       ---

/3/ Prior to the Closing, the directors of Jennison Fund will have authorized the issuance of, and New Fund will have issued, one New Fund Share to Prudential Investments Fund Management LLC, a New York limited liability company ("PIFM"), or an affiliate thereof solely for the purpose of enabling PIFM or such affiliate to vote on certain matters unrelated to the Reorganization. Concurrently with the exchange described in (1), and as an integral part of the Reorganization, that New Fund Share will be redeemed by New Fund at net asset value.

          2. Immediately following consummation of the Reorganization, the Shareholders will own all the New Fund Shares and will own such shares solely by reason of their ownership of Old Fund Shares immediately prior to the Reorganization;

          3. The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

          4. Immediately following consummation of the Reorganization, New Fund will hold the same assets -- except for assets used to pay expenses incurred in connection with the Reorganization (which excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) made by Old Fund immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets) -- and be subject to the same liabilities that Old Fund held or was subject to immediately prior thereto; and

          5. There is no intercompany indebtedness between Old Fund and New Fund that was issued or acquired, or will be settled, at a discount.

     Dryden Fund also has represented and warranted to us on behalf of Old Fund as follows:

          1. Dryden Fund is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; it is duly registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect; and Old Fund is a duly established and designated series thereof;

          2. Old Fund is a "fund" as defined in section 851(h)(2) of the Internal Revenue Code of 1986, as amended (hereinafter the "Code"); it qualified for and elected treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and, for each past calendar year since it commenced operations, it has made such distributions as are necessary to avoid the imposition of federal excise tax or has paid or provided for the payment of any excise tax imposed;

          3. There is no plan or intention of Shareholders who own 5% or more of the Old Fund Shares -- and, to the best of Dryden Fund's management's knowledge, there is no plan or intention of the remaining Shareholders -- to redeem or otherwise dispose of any portion of the New Fund Shares to be received by them in the Reorganization;

          4. The Liabilities were incurred by Old Fund in the ordinary course of business;

          5. Old Fund is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A) of the Code;

          6. Not more than 25% of the value of Old Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

          7. Old Fund will be terminated as a series of Dryden Fund as soon as reasonably practicable after the Reorganization, but in all events within twelve months after the Effective Time; and

          8. As of the Effective Time, Old Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire Old Fund Shares.

     Jennison Fund also has represented and warranted to us on behalf of New Fund as follows:

          1. Jennison Fund is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; it is duly registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect; and New Fund is a duly established and designated series thereof;

          2. New Fund has not commenced operations, nor will it commence operations until after the Closing;

          3. Prior to the Effective Time, there will be no issued and outstanding New Fund Shares or any other securities issued by New Fund, except for one New Fund Share issued to PIFM or an affiliate thereof for the purpose of enabling PIFM or such affiliate to vote on certain matters unrelated to the Reorganization;

          4. No consideration other than New Fund Shares (and New Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

          5. New Fund will be a "fund" as defined in section 851(h)(2) of the Code and will meet all the requirements to qualify for and will elect treatment as a RIC for its taxable year in which the Reorganization occurs;

          6. New Fund has no plan or intention to issue additional New Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does New Fund have any plan or intention to redeem or otherwise reacquire any New Fund Shares issued to the

     Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of such business;

          7. New Fund (a) will actively continue Old Fund's business in substantially the same manner that Old Fund conducted that business immediately before the Reorganization, (b) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (c) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

          8. There is no plan or intention for New Fund to be dissolved or merged into another corporation or business trust or "fund" thereof (within the meaning of section 851(h)(2) of the Code) following the Reorganization; and

          9. Immediately after the Reorganization, (a) not more than 25% of the value of New Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer, and (b) not more than 50% of the value thereof will be invested in the stock and securities of five or fewer issuers.


                                    OPINION
                                    -------

    Based solely on the facts set forth above, and conditioned on (1) the Representations being true at the time of the Closing and (2) the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

          1. New Fund's acquisition of the Assets in exchange solely for the New Fund Shares and New Fund's assumption of the Liabilities, followed by Old Fund's distribution of those shares pro rata to the Shareholders constructively in exchange for their Old Fund Shares, will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code, and each Fund will be a "party to a reorganization" within the meaning of section 368(b) of the Code;

          2. No gain or loss will be recognized to Old Fund on the transfer of the Assets to New Fund in exchange solely for the New Fund Shares and New Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Old Fund Shares (sections 361 and 357(a) of the Code);

          3. No gain or loss will be recognized to New Fund on its receipt of the Assets in exchange solely for the New Fund Shares and its assumption of the Liabilities (section 1032(a) of the Code);

          4. New Fund's basis for the Assets will be the same as the basis thereof in Old Fund's hands immediately before the Reorganization (section 362(b) of the Code), and New Fund's holding period for the Assets will include Old Fund's holding period therefor (section 1223(2) of the Code);

          5. A Shareholder will recognize no gain or loss on the constructive exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization (section 354(a) of the Code);

          6. A Shareholder's basis for the New Fund Shares to be received by it in the Reorganization will be the same as the basis for its Old Fund Shares to be constructively surrendered in exchange therefor (section 358(a) of the Code), and its holding period for those New Fund Shares will include its holding period for those Old Fund Shares, provided they are held as capital assets by the Shareholder at the Effective Time (section 1223(l) of the Code); and

          7. For purposes of section 381, New Fund will be treated as if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Fund's taxable year, and Old Fund's tax attributes enumerated in section 381(c) of the Code will be taken into account by New Fund as if there had been no Reorganization. The part of Old Fund's taxable year before the Reorganization will be included in New Fund's taxable year after the Reorganization (section 381 of the Code).

    The foregoing opinion (1) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof and (2) is applicable only to the extent each Fund is solvent. We express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.


                                    ANALYSIS
                                    --------

I.  The Reorganization Will Qualify as a Reorganization under Section
    -----------------------------------------------------------------
    368(a)(1)(F) of the Code, and Each Fund Will Be a Party to a Reorganization.
    ---------------------------------------------------------------------------

     A.  Each Fund Is a Separate Corporation.
         -----------------------------------

    Section 368(a)(1)(F) of the Code provides that "a mere change in identity, form, or place of organization of one corporation, however effected," is a reorganization ("F Reorganization"). That section's limitation of the definition of an F Reorganization to a change involving one corporation was
                                                        ---------------
adopted by the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"). TEFRA's legislative history explains, however, that the statutory limitation does not preclude the use of more than one entity to consummate a transaction under section 368(a)(1)(F) of the Code, provided that only one operating company is involved in the reorganization. H.R. Conf. Rep. No. 760, 97th Cong., 2d Sess., reprinted in 1982 U.S. Code Cong. & Ad. News 1315. That
       ---------------------------------------------
report cites the reincorporation of an operating company in a different state (in essence the transaction involved herein) as an example of an F Reorganization that requires the involvement of more than one corporation, but that, nonetheless, complies with amended section 368(a)(1)(F) of the Code.

    For such a transaction to qualify under that section, therefore, the entities involved therein must be corporations or associations taxable as corporations. Dryden Fund, however, is a Delaware business trust, not a corporation, and Old Fund is a separate series thereof; and New Fund is a separate series of Jennison Fund.

    Treasury Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. These "business or commercial trusts" are created simply as devices to carry on profit-making businesses that normally would have been carried on through corporations or partnerships. Treasury Regulation section 301.7701-4(c) further provides that an " investment" trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. See Comm'r v. North American Bond Trust,
                                        --- -----------------------------------
122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942).
                             ------------

     Based on these criteria, Dryden Fund does not qualify as a trust for federal income tax purposes. While Dryden Fund is an "investment trust," it does not have a fixed pool of assets -- Old Fund (as well as each other series thereof) has been a managed portfolio of securities, and its investment adviser has had the authority to buy and sell securities for it. Dryden Fund is not simply an arrangement to protect or conserve property for the beneficiaries, but it is designed to carry on a profit-making business. In addition, the word "association" has long been held to include a Massachusetts business trust (see
                                                                            ---
Hecht v. Malley, 265 U.S. 144 (1924)), which for these purposes has similar
---------------
characteristics to a Delaware business trust, such as Dryden Fund. Treasury Regulation section 301.7701-3 now provides that an unincorporated entity such as a business trust can elect its status as a partnership or corporation for federal income tax purposes. Entities in existence before the effective date of this regulation (January 1, 1997) will have the classification the entity claimed under the prior version of the regulation unless it elects otherwise. Additionally, even if Dryden Fund wanted to be treated as a partnership, it still would most likely be treated as a corporation under the Publicly Traded Partnership rules of Section 7704 of the Code. Dryden Fund has claimed corporate status and, accordingly, we believe that Dryden Fund will be treated as a corporation for federal income tax purposes.

     Dryden Fund as such, however, is not participating in the Reorganization, but rather a series thereof (Old Fund) is the participant. Ordinarily, a transaction involving a segregated pool of assets such as Old Fund could not qualify as a reorganization, because the pool would not be a corporation. Under
Section 851(h) of the Code, however, Old Fund is treated as a separate corporation for all purposes of the Code save the definition requirement of section 851(a) of the Code (which is satisfied by Dryden Fund). Thus, we believe that Old Fund will be a separate corporation, and its shares will be treated as shares of corporate stock, for purposes of section 368(a)(1)(F) of the Code; for similar reasons, we believe that New Fund will be a separate corporation, and its shares will be treated as shares of corporate stock, for those purposes.

     B.  Business Purpose.
         ----------------

    All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in Gregory v. Helvering, 293
                                                      --------------------
U.S. 465 (1935), and is now set forth in Treasury Regulation sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose other than the avoidance of federal income tax to be a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy. Accordingly, we believe that the Reorganization is being undertaken for a bona fide business purpose (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

     C.  Requirements of Continuity.
         --------------------------

         1.  Continuity of Business.
             ----------------------

     In addition, the Reorganization must meet the "continuity of business enterprise" requirement of Treasury Regulation section 1.368-1(d). That Regulation requires an acquiring corporation either to continue the acquired corporation's historic business or to use a significant portion of the acquired corporation's assets in a business. The Reorganization will involve only a change in the domicile and identity of one operating entity, Old Fund, through its "conversion" to New Fund. New Fund will actively continue Old Fund's business in the same manner that Old Fund conducted it immediately before the Reorganization, and New Fund's investment objective will be identical, and its investment policies will be identical, to those of Old Fund immediately before the Reorganization. Because the Reorganization meets the requirement that an F Reorganization be "a mere change in identity, form, or place of organization of one corporation," the Reorganization also will meet the continuity of business enterprise requirement of Treasury Regulation section 1.368-1(d).

          2.  Continuity of Interest.
              ----------------------

    No shift in proprietary interest will occur as a result of the Reorganization violating the "continuity of interest" requirement of Treasury Regulation section 1.368-1(b). That section requires "a continuity of interest [in the business enterprise] on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization." The Fifth Circuit has ruled that a redemption of 48% of the stock of a transferor corporation was not a sufficient shift in proprietary interest to disqualify a transaction as an F Reorganization, even though only 52% of the transferor's shareholders would hold all the stock in the transferee. Reef Corp. v. Comm'r,
                                                          ------------  ------
368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967); see also Aetna
                              ------------                        -------- -----
Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption
-------------------------------
of a 38.39 % minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining

55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer) and Rev. Rul. 96-29, 1996-1 C.B. 50.

    There is no plan or intention of Shareholders who own 5% or more of the Old Fund Shares and, to the best of Dryden Fund's management's knowledge, there is no plan or intention of the remaining Shareholders -- to redeem or otherwise dispose of any portion of the New Fund Shares to be received by them in the Reorganization. Old Fund is a series of an open-end investment company whose shares are offered for sale on a continuous basis. New Fund will continue Old Fund's operation as a series of an open-end investment company, and consequently New Fund's shares similarly will be offered for sale to the public on an ongoing basis. However, such sales of New Fund shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. See Reef Corp. v. Comm'r, 368 F.2d at 134; Rev. Rul. 61-156, supra.
          --- --------------------                                      -----
Those sales will occur in the ordinary course of New Fund's operation as a series of an open-end investment company, just as they would have occurred if Old Fund had continued to operate, and will not affect the characterization of an F Reorganization as such. It is not within the purpose of the continuity of interest requirement to disqualify the Reorganization as an F Reorganization because of shifts in proprietary interest that would ultimately occur regardless of Old Fund's change in its form, domicile, and identity.

    No change in Old Fund's business nor substantial change in its proprietary interests will occur as a result of the Reorganization, which is being undertaken for bona fide business purposes. Accordingly, we believe that the Reorganization will qualify as a reorganization under Section 368(a)(1)(F).

     D.  Satisfaction of Section 368(a)(2)(F).
         ------------------------------------

    Section 368(a)(2)(F), denies reorganization status to any transaction (with an exception not relevant here) if, immediately before the transaction, two or more of the parties thereto were investment companies. But that section does not apply to a participating investment company if it is a RIC or if

     (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer, and

     (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv) of the Code. Each Fund is a RIC, and the foregoing percentage tests will be satisfied by each Fund. Furthermore, section 368(a)(2)(F) does not apply if the stock of each investment company is owned by substantially the same persons in the same proportions. Section 368(a)(2)(F)(v) of the Code. The Reorganization should fall within this exception. In addition, it is arguable that only one investment company is involved in the Reorganization and that section 368(a)(2)(F) of the Code therefore does not apply, because for purposes of section 368(a)(l)(F) of the Code the involvement of New Fund (which will not be an operating entity until consummation of the Reorganization) is ignored for purposes of counting the number of corporations participating in the Reorganization. H.R. Conf. Rep. No. 760, supra; see discussion at page 7 above. For the foregoing reasons, we
         -----  ---
believe that section 368(a)(2)(F) of the Code will not affect the Reorganization's status as an F Reorganization.

     E.  Each Fund Will Be a Party to a Reorganization.
         ---------------------------------------------

    Section 368(b) of the Code provides, in pertinent part, that the term "party to a reorganization" includes a corporation resulting from a reorganization and both corporations in the case of a reorganization resulting from the acquisition by one corporation of properties of another. Accordingly, we believe that each Fund will be a "party to a reorganization" within the meaning of section 368(b) of the Code. Cf. Rev. Rul. 72-206, 1972-1 C.B. 104.
              --

II.  No Gain or Loss Will Be Recognized to Old Fund.
     ----------------------------------------------

     Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation a party to a reorganization if such corporation exchanges property solely for stock or securities in another corporation a party to the reorganization. Section 357(a) of the Code further provides, in general, that if, as part of the consideration for such an exchange of property, a party to the exchange assumes the liabilities of the transferor, or acquires property from the transferor subject to a liability, that assumption or acquisition will not be treated as money or other property and will not, therefore, prevent the exchange from falling within the provisions of section 361 of the Code. Accordingly, we believe that no gain or loss will be recognized to Old Fund on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund's assumption of the Liabilities.

    Section 361(c) of the Code provides that no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders, in pursuance of the plan of reorganization, of stock in another corporate party to the reorganization that was received by the distributing corporation in the exchange. Section 361(c)(4) of the Code provides that section 336 of the Code (which requires recognition of gain to a liquidating corporation on the distribution of appreciated property) shall not apply to a distribution described in the preceding sentence. Accordingly, we believe that no gain or loss will be recognized to Old Fund on the distribution of New Fund Shares to the Shareholders, in constructive exchange for their Old Fund Shares, in liquidation of Old Fund.

III.  No Gain or Loss Will Be Recognized to New Fund.
      ----------------------------------------------

     Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of the corporation. Accordingly, we believe that no gain or loss will be recognized to New Fund on its receipt of the Assets in exchange for New Fund Shares and New Fund's assumption of the Liabilities.

IV.  New Fund's Basis for the Assets Will Be a Carryover Basis, and Its Holding
     --------------------------------------------------------------------------
     Period Will Include Old Fund's Holding Period.
     ---------------------------------------------

    Section 362(b) of the Code provides, in pertinent part, that if property is acquired by a corporation in connection with a reorganization to which section 368 of the Code applies, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer. As noted above, it is our opinion that the Reorganization will constitute such a reorganization and that no gain will be recognized to Old Fund as a result of the Reorganization. Accordingly, we believe that New Fund's basis for the Assets will be the same as the basis of the Assets in Old Fund's hands immediately before the Reorganization.

     Section 1223(2) of the Code provides that in determining the period for which a taxpayer has held property, however acquired, there shall be included the period for which the property was held by any other person, if under Chapter 1 of Subtitle A of the Code (which includes section 362 of the Code) the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as it would have in the hands of the other person. As noted above, it is our opinion that New Fund's basis for the Assets will be the same as the basis of the Assets in Old Fund's hands immediately before the Reorganization. Accordingly, we believe that New Fund's holding period for the Assets will include Old Fund's holding period therefor.

V.  No Gain or Loss Will Be Recognized to a Shareholder.
    ---------------------------------------------------

     Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in that corporation or in another corporation a party to the reorganization. We believe that the Plan constitutes a "plan of reorganization" within the meaning of Treasury Regulation section 1.368-2(g). In the Reorganization, the Shareholders will receive solely New Fund Shares for their Old Fund Shares. Although section 354(a)(1) of the Code requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. See, e.g., Eastern Color Printing Co. v. Comm'r, 63
                           ---  ----  ------------------------------------
T.C. 27, 36 (1974); Davant v. Comm'r, 366 F.2d 874 (5th Cir. 1966) cert. denied,
                    ----------------                               ------------
368 U.S. 1022 (1967). Therefore, although Shareholders will not actually surrender certificates for Old Fund Shares in exchange for New Fund Shares, their Old Fund Shares will be canceled on the issuance of New Fund Shares to them (all of which will be reflected on New Fund's share records) and will be treated as having been exchanged therefor. See Rev. Rul. 90-13, 1990-1 C.B. 65.
                                            ---
Accordingly, we believe that no gain or loss will be recognized to a Shareholder on the constructive exchange of its Old Fund Shares solely for New Fund Shares.

VI.  A Shareholder's Basis for New Fund Shares Will Be a Substituted Basis, and
     --------------------------------------------------------------------------
     Its Holding Period Therefore Will Include Its Holding Period for Its Old
     ------------------------------------------------------------------------
     Fund Shares.
     -----------

    Section 358(a)(1) of the Code provides, in pertinent part, that in the case of an exchange to which section 354 of the Code applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as that of the property exchanged. As noted above, it is our opinion that the New Fund Shares to be received in the Reorganization by the Shareholders will be received under section 354 of the Code without the recognition of gain or loss. Accordingly, we believe that the basis of the New Fund Shares received by a Shareholder will be the same as the adjusted basis of the Shareholder's Old Fund Shares constructively surrendered in exchange therefor.

     Section 1223(1) of the Code provides, in pertinent part, that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged if, under Chapter 1 of Subtitle A of the Code (which includes section 358 of the Code), the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged and, in the case of such exchanges after March 1, 1954, the property exchanged was a capital asset as defined in section 1221 of the Code at the time of the exchange. As noted above, it is our opinion that the basis of the New Fund Shares received by a Shareholder will be the same as the adjusted basis of the Shareholder's Old Fund Shares constructively surrendered in exchange therefor. Accordingly, we believe that the holding period of the New Fund Shares received by a Shareholder will include the Shareholder's holding period for the Old Fund Shares constructively surrendered in exchange therefor, provided those Old Fund Shares were held as capital assets at the Effective Time.

VII.  Survival of Tax Attributes.
      --------------------------

     Treasury Regulation section 1.381(b)-l(a)(2) provides that in the case of an F Reorganization (whether or not such reorganization also qualifies under any other provision of Section 368(a)(1) of the Code), the acquiring corporation shall be treated (for purposes of section 381 of the Code) just as the transferor corporation would have been treated if there had been no reorganization./4/ Thus, according to that section of the Regulations, among other things, the transferor's taxable year shall not end on the date of transfer merely because of the transfer and the tax attributes of the transferor enumerated in section 381(c) of the Code shall be taken into account by the acquiring corporation as if there had been no reorganization. As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization.

    Accordingly, we believe that, for purposes of section 381, New Fund will be treated just as Old Fund would have been if there had been no Reorganization. Thus, Old Fund's taxable year will not end on the date of the Reorganization merely because of the Reorganization, and Old


------------------------------
/4/ We recognize that the Reorganization also may qualify as a reorganization under other provisions of section 368(a)(1) of the Code. However, Rev. Rul. 57-276, 1957-1 C.B. 126, as well as Treasury Regulation Section 1.381(b)-1(a)(2) provides that if a corporate transaction comes within section 368(a)(1)(F) of the Code, but also meets the requirements of sections 368(a)(1)(A), (C), or (D) of the Code, the transaction will be treated as an F Reorganization for purposes of applying section 381 of the Code.

Fund's tax attributes enumerated in section 381(c) of the Code will be taken into account by New Fund as if there had been no Reorganization. In addition, the part of Old Fund's taxable year before the Reorganization and the part of New Fund's taxable year after the Reorganization will constitute a single taxable year of New Fund. See Treasury Regulation Section 1.381(b)-1(a)(2) and Rev. Rul. 57-276, 1957-1 C.B. 126, 127-28.


    We hereby consent to this opinion accompanying the Registration Statement and to the references to our firm under the captions "Synopsis -- Federal Income Tax Consequences of the Proposed Conversion" and "The Proposed Transaction -- Federal Income Tax Considerations" in the Proxy.

                                    Very truly yours,

                                    /s/ GARDNER, CARTON & DOUGLAS